Exhibit 99.1

MoneyLion Announces Fourth Quarter and Full Year 2023 Results

FY 2023 Record Revenue of $423.4 Million, Up 24% Year-over-Year

FY 2023 60% Gross Profit Margin, Compared to 57% in FY 2022

FY 2023 Net Loss of $45.2 Million and Q4 2023 Net Loss of $4.2 Million

FY 2023 Record Adjusted EBITDA of $46.4 Million; Q4 2023 Record Adjusted EBITDA of $16.5 Million

Management Expects Accelerating Revenue Growth and First Positive GAAP EPS Quarter in 2024

NEW YORK, NY, March 7, 2024 – MoneyLion Inc. (“MoneyLion”) (NYSE: ML), a leader in financial technology powering the next generation of personalized products and content, today announced financial results for the fourth quarter and full year ended December 31, 2023. MoneyLion will host a conference call and webcast at 8:30 a.m. ET today. An earnings presentation and link to the webcast are available at investors.moneylion.com.

“MoneyLion had its strongest year ever in 2023,” said Dee Choubey, MoneyLion’s co-founder and Chief Executive Officer. “Our unique consumer and enterprise ecosystem supported our path to profitability. We had record revenue, record total customer adds, margin expansion and a $110 million improvement in Adjusted EBITDA from the prior year. Not to mention, our consumer product with pillars around guidance and community has never been better. We’re now expanding the suite of offerings to our enterprise partners to include insights, audience optimization tools and content-as-a-service.”

Choubey continued, “We are positioned for accelerating growth in 2024 as we capitalize on the large opportunity in front of us. Our structural advantages as a marketplace make us a must-have partner for any financial services provider. We have enduring advantages on customer acquisition costs, increasing data and technology moats and expanding revenue generation opportunities. The work we did in 2023 positions us to lean into growth while remaining disciplined and focused on profitability.”

“After a record-setting year across revenue and Adjusted EBITDA, we are setting our sights on our first positive GAAP EPS quarter in 2024. Based on recent performance and management execution capabilities, we say this with a high degree of confidence. Gross profit margin and Adjusted EBITDA were above the high end of our guidance, while revenue was in the middle of our range. For the first quarter of 2024, we expect revenue of $115 to $118 million and Adjusted EBITDA of $15 to $18 million,” said Rick Correia, MoneyLion’s Chief Financial Officer.

Financial Results(1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	% Change	2023	2022	% Change
(in thousands)	(unaudited)
Financial Metrics
Total revenues, net	$112,963	$94,943	19%	$423,431	$340,745	24%
Gross profit	71,385	57,550	24%	252,350	195,109	29%
Gross profit margin	63%	61%	4%	60%	57%	4%
Net loss before other (expense) income and income taxes	(1,250)	(17,045)	—	(5,345)	(98,677)	—
Net loss*	(4,195)	(135,006)	—	(45,245)	(189,066)	—
Adjusted EBITDA	16,532	(5,628)	—	46,413	(63,296)	—
Adjusted EBITDA margin	14.6%	(5.9)%	—	11.0%	(18.6)%	—

(in millions)
Key Operating Metrics
Total Customers	14.0	6.5	115%	14.0	6.5	115%
Total Products	23.1	12.9	79%	23.1	12.9	79%
Total Originations	$644	$496	30%	$2,264	$1,788	27%

*	Net loss includes a non-cash goodwill impairment loss of $26.7 million in FY 2023 and $136.8 million in Q4 2022 and FY 2022

Total revenues, net increased 19% to $113.0 million for the fourth quarter of 2023 compared to the fourth quarter of 2022 and increased 24% to $423.4 million for the full year 2023 compared to the full year 2022.

Gross profit increased 24% to $71.4 million for the fourth quarter of 2023 compared to the fourth quarter of 2022 and increased 29% to $252.3 million for the full year 2023 compared to the full year 2022.

MoneyLion recorded a net loss before other expense and income taxes of $1.3 million for the fourth quarter of 2023 versus a net loss before other income and income taxes of $17.0 million in the fourth quarter of 2022, and a net loss before other expense and income taxes of $5.3 million for the full year 2023 versus a net loss before other income and income taxes of $98.7 million in the full year 2022. There was a net loss of $4.2 million for the fourth quarter of 2023 versus a net loss of $135.0 million in the fourth quarter of 2022 and a net loss of $45.2 million for the full year 2023 versus a net loss of $189.1 million in the full year 2022. Adjusted EBITDA was $16.5 million for the fourth quarter of 2023 versus ($5.6) million in the fourth quarter of 2022 and was $46.4 million for the full year 2023 versus ($63.3) million in the full year 2022, when adjusted for the following non-operating costs:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
(in thousands)	(unaudited)
Net loss	$(4,195)	$(135,006)	$(45,245)	$(189,066)
Add back:
Interest related to corporate debt	2,811	3,180	13,037	10,117
Income tax (benefit) expense	(1,190)	2,714	(1,076)	(25,634)
Depreciation and amortization expense	6,423	6,089	24,826	21,673
Changes in fair value of warrant liability	405	(648)	473	(7,923)
Change in fair value of contingent consideration from mergers and acquisitions	-	(27,220)	(6,613)	(41,254)
Goodwill impairment loss	-	136,760	26,721	136,760
Stock-based compensation expense	6,239	5,960	22,896	19,603
Other expenses	6,039	2,544	11,394	12,432
Adjusted EBITDA	$16,532	$(5,628)	$46,413	$(63,296)

Customer, Origination and Product Growth

Total Customers grew 115% year-over-year to 14.0 million for the full year 2023. Total Products grew 79% year-over-year to 23.1 million for the full year 2023. Total Originations grew 30% year-over-year to $644 million for the fourth quarter of 2023 and grew 27% year-over-year to $2.3 billion for the full year 2023.

Q1 2024 Financial Guidance:

For the first quarter of 2024, MoneyLion expects:

●	Total revenues, net of $115 to $118 million, reflecting 23 - 26% growth vs. Q1 2023

●	Adjusted EBITDA of $15 to $18 million, reflecting 13.0 - 15.3% Adjusted EBITDA Margin vs. 7.8% in Q1 2023

(1) Adjusted EBITDA is a non-GAAP measure. Refer to the definition of Adjusted EBITDA in the discussion of non-GAAP financial measures and the accompanying reconciliation below.

Conference Call

MoneyLion will hold a conference call today at 8:30 a.m. ET to discuss its fourth quarter and full-year 2023 results. A live webcast will be available on MoneyLion’s Investor Relations website at investors.moneylion.com. Please dial into the conference 5-10 minutes prior to the start time and ask for the MoneyLion fourth quarter 2023 earnings call.

Toll-free dial-in number: 1-877-502-7184

International dial-in number: 1-201-689-8875

Following the call, a replay and transcript will be available on the same website.

About MoneyLion

MoneyLion is a leader in financial technology powering the next generation of personalized products and content, with a top consumer finance super app, a premier embedded finance platform for enterprise businesses and a world-class media arm. MoneyLion’s mission is to give everyone the power to make their best financial decisions. We pride ourselves on serving the many, not the few; providing confidence through guidance, choice, and personalization; and shortening the distance to an informed action. In our go-to money app for consumers, we deliver curated content on finance and related topics, through a tailored feed that engages people to learn and share. People take control of their finances with our innovative financial products and marketplace - including our full-fledged suite of features to save, borrow, spend, and invest - seamlessly bringing together the best offers and content from MoneyLion and our 1,100+ Enterprise Partner network, together in one experience.

MoneyLion’s enterprise technology provides the definitive search engine and marketplace for financial products, enabling any company to add embedded finance to their business, with advanced AI-backed data and tools through our platform and API. Established in 2013, MoneyLion connects millions of people with the financial products and content they need, when and where they need it.

For more information about MoneyLion, please visit www.moneylion.com. For information about Engine by MoneyLion for enterprise businesses, please visit www.engine.tech. For investor information and updates, visit investors.moneylion.com and follow @MoneyLionIR on X.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding, among other things, MoneyLion’s financial position, results of operations, cash flows, prospects and growth strategies. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of MoneyLion’s management, are subject to a number of risks and uncertainties and are not predictions of actual performance. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of MoneyLion.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, among other things: factors relating to the business, operations and financial performance of MoneyLion, including market conditions and global and economic factors beyond MoneyLion’s control; MoneyLion's ability to acquire, engage and retain customers and clients and sell or develop additional functionality, products and services to them on the MoneyLion platform; MoneyLion’s reliance on third-party partners, service providers and vendors, including its ability to comply with applicable requirements of such third parties; demand for and consumer confidence in MoneyLion’s products and services, including as a result of any adverse publicity concerning MoneyLion; any inaccurate or fraudulent information provided to MoneyLion by customers or other third parties; MoneyLion’s ability to realize strategic objectives and avoid difficulties and risks of any acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures and other transactions; MoneyLion’s success in attracting, retaining and motivating its senior management and other key personnel; MoneyLion’s ability to renew or replace its existing funding arrangements and raise financing in the future, to comply with restrictive covenants related to its long-term indebtedness and to manage the effects of changes in the cost of capital; MoneyLion's ability to achieve or maintain profitability in the future; intense and increasing competition in the industries in which MoneyLion and its subsidiaries operate; risks related to the proper functioning of MoneyLion’s information technology systems and data storage, including as a result of cyberattacks, data security breaches or other similar incidents or disruptions suffered by MoneyLion or third parties upon which it relies; MoneyLion’s ability to protect its intellectual property and other proprietary rights and its ability to obtain or maintain intellectual property, proprietary rights and technology licensed from third parties; MoneyLion’s ability to comply with extensive and evolving laws and regulations applicable to its business and the outcome of any legal or governmental proceedings that may be instituted against MoneyLion; MoneyLion's ability to establish and maintain an effective system of internal controls over financial reporting; MoneyLion’s ability to maintain the listing of MoneyLion’s Class A common stock and its publicly traded warrants to purchase MoneyLion Class A common stock on the New York Stock Exchange and any volatility in the market price of MoneyLion’s securities; and factors discussed in MoneyLion’s filings with the Securities and Exchange Commission. There may be additional risks that MoneyLion presently knows or that MoneyLion currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

In addition, forward-looking statements reflect MoneyLion’s expectations, plans or forecasts of future events and views as of the date of this press release. MoneyLion anticipates that subsequent events and developments will cause its assessments to change. However, while MoneyLion may elect to update these forward-looking statements at some point in the future, MoneyLion specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing MoneyLion’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Financial Information; Non-GAAP Financial Measures

Adjusted EBITDA has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). MoneyLion management historically used and uses Adjusted EBITDA for various purposes, including as measures of performance and as a basis for strategic planning and forecasting. MoneyLion believes presenting Adjusted EBITDA provides relevant and useful information to management and investors regarding certain financial and business trends relating to MoneyLion’s results of operations. MoneyLion’s method of calculating Adjusted EBITDA may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and MoneyLion does not recommend the sole use of Adjusted EBITDA to assess its financial performance. MoneyLion management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in MoneyLion’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining non-GAAP financial measures. In order to compensate for these limitations, management presents Adjusted EBITDA in connection with MoneyLion’s GAAP results. You should review MoneyLion’s financial statements, which are included in MoneyLion’s filings with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate MoneyLion’s business.

A reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, is set forth below. To the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, which could be material based on historical adjustments. Accordingly, a reconciliation is not available without unreasonable effort.

Definitions:

Gross Profit: Prepared in accordance with U.S. GAAP and calculated as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
(in thousands)	(unaudited)
Total revenue, net	$112,963	$94,943	$423,431	$340,745
Less:
Cost of Sales
Direct costs	(31,516)	(26,992)	(126,361)	(106,419)
Provision for credit losses on receivables - subscription receivables	(734)	(1,214)	(4,101)	(5,231)
Provision for credit losses on receivables - fees receivables	(2,317)	(1,496)	(12,988)	(8,253)
Technology related costs	(3,307)	(3,050)	(12,532)	(10,447)
Professional services	(1,472)	(2,048)	(5,501)	(5,898)
Compensation and benefits	(2,205)	(2,499)	(9,221)	(8,951)
Other operating expenses	(27)	(95)	(377)	(438)
Gross Profit	$71,385	$57,550	$252,350	$195,109

Adjusted EBITDA: A non-GAAP measure, defined as net income (loss) plus interest expense related to corporate debt, income tax expense (benefit), depreciation and amortization expense, change in fair value of warrant liability, change in fair value of contingent consideration from mergers and acquisitions, goodwill impairment loss, stock-based compensation and certain other expenses that management does not consider in measuring performance.

Total Customers: Defined as the cumulative number of customers that have opened at least one account, including banking, membership subscription, secured personal loan, Instacash advance, managed investment account, cryptocurrency account and customers that are monetized through our marketplace and affiliate products. Total Customers also include customers that have submitted for, received or clicked on at least one marketplace loan offer.

Total Products: Defined as the total number of products that our Total Customers have opened, including banking, membership subscription, secured personal loan, Instacash advance, managed investment account, cryptocurrency account and monetized marketplace and affiliate products, as well as customers who signed up for our financial tracking services (with either credit tracking enabled or external linked accounts), whether or not the customer is still registered for the product. Total Products also include marketplace loan offers that our Total Customers have submitted for, received or clicked on through our marketplace. If a customer has funded multiple secured personal loans or Instacash advances or opened multiple products through our marketplace, it is only counted once for each product type.

Total Originations: Defined as the dollar volume of the secured personal loans originated and Instacash advances funded within the stated period. All originations were originated directly by MoneyLion.

Enterprise Partners: Composed of Product Partners and Channel Partners. Product Partners are the providers of the financial and non-financial products and services that we offer in our marketplaces, including financial institutions, financial service providers and other affiliate partners. Channel Partners are organizations that allow us to reach a wide base of consumers, including but not limited to news sites, content publishers, product comparison sites and financial institutions.

MONEYLION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollar amounts in thousands, except per share amounts)

	Twelve Months Ended December 31,
	2023	2022
Revenue
Service and subscription revenue	$411,238	$330,598
Net interest income on loan receivables	12,193	10,147
Total revenue, net	423,431	340,745
Operating expenses
Provision for credit losses on consumer receivables	93,418	99,753
Compensation and benefits	93,895	99,603
Marketing	28,125	37,245
Direct costs	126,361	106,419
Professional services	19,105	32,650
Technology-related costs	24,056	21,536
Other operating expenses	43,816	42,216
Total operating expenses	428,776	439,422
Net income (loss) before other (expense) income and income taxes	(5,345)	(98,677)
Interest expense	(28,663)	(29,799)
Change in fair value of warrant liability	(473)	7,923
Change in fair value of contingent consideration from mergers and acquisitions	6,613	41,254
Goodwill impairment loss	(26,721)	(136,760)
Other income	8,268	1,359
Net loss before income taxes	(46,321)	(214,700)
Income tax benefit	(1,076)	(25,634)
Net loss	(45,245)	(189,066)
Reversal of previously accrued / (accrued) dividends on preferred stock	690	(6,880)
Net loss attributable to common shareholders	$(44,555)	$(195,946)

Net loss per share, basic and diluted	$(4.63)	$(24.32)
Weighted average shares used in computing net loss per share, basic and diluted	9,614,309	8,056,529

MONEYLION INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

	December 31,	December 31,
	2023	2022
Assets
Cash	$92,195	$115,864
Restricted cash, including amounts held by variable interest entities (VIEs) of $128 and $36,235	2,284	37,845
Consumer receivables	208,167	169,976
Allowance for credit losses on consumer receivables	(35,329)	(24,841)
Consumer receivables, net, including amounts held by VIEs of $131,283 and $113,963	172,838	145,135
Enterprise receivables, net	15,978	19,017
Property and equipment, net	1,864	2,976
Intangible assets, net	176,541	194,247
Goodwill	—	26,600
Other assets	53,559	54,658
Total assets	$515,259	$596,342
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity
Liabilities:
Secured loans, net	$64,334	$88,617
Accounts payable and accrued liabilities	52,396	58,129
Warrant liability	810	337
Other debt, net, including amounts held by VIEs of $125,419 and $143,394	125,419	143,394
Other liabilities	15,077	33,496
Total liabilities	258,036	323,973
Commitments and contingencies
Redeemable convertible preferred stock (Series A), $0.0001 par value; 45,000,000 shares authorized as of December 31, 2023 and December 31, 2022, 0 and 25,655,579 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	—	173,208
Stockholders' equity:
Class A Common Stock, $0.0001 par value; 66,666,666 shares authorized as of December 31, 2023 and December 31, 2022, 10,444,627 and 10,412,294 issued and outstanding, respectively, as of December 31, 2023 and 8,619,678 and 8,587,345 issued and outstanding, respectively, as of December 31, 2022	1	1
Additional paid-in capital	969,641	766,839
Accumulated deficit	(702,719)	(657,979)
Treasury stock at cost, 32,333 shares at December 31, 2023 and December 31, 2022	(9,700)	(9,700)
Total stockholders' equity	257,223	99,161
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$515,259	$596,342

MONEYLION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollar amounts in thousands)

	Twelve Months Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(45,245)	$(189,066)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for losses on receivables	93,418	99,753
Depreciation and amortization expense	24,826	21,673
Change in deferred fees and costs, net	2,119	2,017
Change in fair value of warrants	473	(7,923)
Change in fair value of contingent consideration from mergers and acquisitions	(6,613)	(41,254)
Gain (loss) on foreign currency translation	(60)	18
Expenses related to debt modification and prepayments	—	730
Goodwill impairment loss	26,721	136,760
Stock compensation expense	22,896	19,603
Deferred income taxes	(2,091)	(26,020)
Changes in assets and liabilities, net of effects of business combination:
Accrued interest receivable	(234)	4
Enterprise receivables, net	2,853	(3,152)
Other assets	1,098	(14,908)
Accounts payable and accrued liabilities	819	5,059
Other liabilities	(4,634)	67
Net cash provided by operating activities	116,346	3,361
Cash flows from investing activities:
Net originations and collections of finance receivables	(120,441)	(114,072)
Purchase of property and equipment and software development	(6,008)	(8,890)
Acquisition of Engine, net of cash acquired	—	(18,584)
Settlement of contingent consideration related to mergers and acquisitions	(1,116)	—
Net cash used in investing activities	(127,565)	(141,546)
Cash flows from financing activities:
Repayments to secured/senior lenders	(25,000)	(24,029)
Fees related to debt prepayment	—	(375)
Net repayments to special purpose vehicle credit facilities	(19,000)	—
Borrowings from secured lenders	—	69,300
Payment of deferred financing costs	(132)	(1,625)
Payments related to the automatic conversion of redeemable convertible preferred stock (Series A) in lieu of fractional shares of common stock and dividends on preferred stock	(3,007)	—
Proceeds (payments) related to issuance of common stock related to exercise of stock options and warrants, net of tax withholdings related to vesting of stock-based compensation	(860)	2,399
Other	(12)	—
Net cash (used in) provided by financing activities	(48,011)	45,670
Net change in cash and restricted cash	(59,230)	(92,515)
Cash and restricted cash, beginning of period	153,709	246,224
Cash and restricted cash, end of period	$94,479	$153,709

MONEYLION INC.

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(dollar amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(unaudited)
Net loss	$(4,195)	$(135,006)	$(45,245)	$(189,066)
Add back:
Interest related to corporate debt	2,811	3,180	13,037	10,117
Income tax (benefit) expense	(1,190)	2,714	(1,076)	(25,634)
Depreciation and amortization expense	6,423	6,089	24,826	21,673
Changes in fair value of warrant liability	405	(648)	473	(7,923)
Change in fair value of contingent consideration from mergers and acquisitions	-	(27,220)	(6,613)	(41,254)
Goodwill impairment loss	-	136,760	26,721	136,760
Stock-based compensation expense	6,239	5,960	22,896	19,603
Other expenses	6,039	2,544	11,394	12,432
Adjusted EBITDA	$16,532	$(5,628)	$46,413	$(63,296)

Contacts

MoneyLion Investor Relations

ir@moneylion.com

MoneyLion Communications

pr@moneylion.com